Exhibit 4.40

MELCO CROWN ENTERTAINMENT LIMITED

SHARE INCENTIVE PLAN

ARTICLE 1

PURPOSE

The purpose of the Melco Crown Entertainment Limited Share Incentive Plan (the “Plan”) is to promote the success and enhance the value of Melco Crown Entertainment Limited, an exempted company formed under the laws of the Cayman Islands (the “Company”), by linking the personal interests of the members of the Board, Employees, and Consultants to those of Company’s shareholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company’s shareholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, Employees, and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

ARTICLE 2

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1    “2006 Share Incentive Plan” means the Company’s Share Incentive Plan, as revised and adopted by its Board on November 28, 2006 and March 17, 2009 and as approved by its shareholders on December 1, 2006 and May 19, 2009.

2.2    “Applicable Laws” means the legal requirements relating to the Plan and the Awards under applicable provisions of the corporate, securities, tax and other laws, rules, regulations and government orders, and the rules of any applicable Share exchange or national market system, of any jurisdiction applicable to Awards granted to residents therein.

2.3    “Award” means an Option, a Restricted Share award, a Share Appreciation Right award, a Dividend Equivalents award, a Share Payment award, a Deferred Share award, or a Restricted Share Unit award granted to a Participant pursuant to the Plan.

2.4    “Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award, including through electronic medium.

2.5    “Board” means the Board of Directors of the Company.

2.6    “Change in Control” means a change in ownership or control of the Company effected through either of the following transactions:

(a)	the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty per cent. (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s shareholders which a majority of the Incumbent Board (as defined below) who are not affiliates or associates of the offeror under Rule 12b-2 promulgated under the Exchange Act do not recommend such shareholders accept, or

(b)	the individuals who, as of the Effective Date, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least fifty per cent. (50%) of the Board; provided that if the election, or nomination for election by the Company’s shareholders, of any new member of the Board is approved by a vote of at least fifty per cent. (50%) of the Incumbent Board, such new member of the Board shall be considered as a member of the Incumbent Board.

Notwithstanding the foregoing, with respect to an Award that is subject to Section 409A of the Code and the payment or settlement of the Award will accelerate upon a Change of Control, no event set forth herein will constitute a Change of Control for purposes of the Plan or any Award Agreement unless such event also constitutes a “change in ownership”, “change in effective control”, or “change in the ownership of a substantial portion of the Company’s assets” as defined under Section 409A of the Code.

2.7    “Code” means the Internal Revenue Code of 1986 of the United States, as amended and the regulations and guidance promulgated thereunder.

2.8    “Committee” means the committee of the Board described in Article 13.

2.9    “Consultant” means any consultant or adviser if: (a) the consultant or adviser renders bona fide services to a Service Recipient; (b) the services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and (c) the consultant or adviser is a natural person who has contracted directly with the Service Recipient to render such services.

2.10    “Corporate Transaction” means any of the following transactions, provided, however, that the Committee shall determine under (d) and (e) whether multiple transactions are related, and its determination shall be final, binding and conclusive:

(a)	an amalgamation, arrangement or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the jurisdiction in which the Company is incorporated;

(b)	the sale, transfer or other disposition of all or substantially all of the assets of the Company;

(c)	the complete liquidation or dissolution of the Company;

(d)	any reverse takeover or series of related transactions culminating in a reverse takeover (including, but not limited to, a tender offer followed by a reverse takeover) in which the Company is the surviving entity but (A) the Ordinary Shares outstanding immediately prior to such takeover are converted or exchanged by virtue of the takeover into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than fifty per cent. (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such takeover or the initial transaction culminating in such takeover, but excluding any such transaction or series of related transactions that the Committee determines shall not be a Corporate Transaction; or

(e)	acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty per cent. (50%) of the total combined voting power of the Company’s outstanding securities but excluding any such transaction or series of related transactions that the Committee determines shall not be a Corporate Transaction.

Notwithstanding the foregoing, with respect to an Award that is subject to Section 409A of the Code and the payment or settlement of the Award will accelerate upon a Corporate Transaction, no event set forth herein will constitute a Corporate Transaction for purposes of the Plan or any Award Agreement unless such event also constitutes a “change in ownership”, “change in effective control”, or “change in the ownership of a substantial portion of the Company’s assets” as defined under Section 409A of the Code.

2.11    “Deferred Share” means a right to receive a specified number of Shares during specified time periods pursuant to Article 10.

2.12    “Director” means a director of the Board.

2.13    “Disability” means that the Participant qualifies to receive long-term disability payments under the Service Recipient’s long-term disability insurance program, as it may be amended from time to time, to which the Participant provides services regardless of whether the Participant is covered by such policy. If the Service Recipient to which the Participant provides service does not have a long-term disability plan in place, “Disability” means that a Participant is unable to carry out the responsibilities and functions of the position held by the Participant by reason of any medically determinable physical or mental impairment for a period of not less than ninety (90) consecutive days. A Participant will not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Committee in its discretion.

2.14    “Dividend Equivalents” means a right granted to a Participant pursuant to Article 10 to receive the equivalent value (in cash or Share) of dividends paid on Share.

2.15    “Effective Date” shall have the meaning set forth in paragraph 14.1.

2.16    “Employee” means any person, including an officer or member of the Board of the Company, any Parent or Subsidiary of the Company, who is in the employ of a Service Recipient, subject to the control and direction of the Service Recipient as to both the work to be performed and the manner and method of performance. The payment of a director’s fee by a Service Recipient shall not be sufficient to constitute “employment” by the Service Recipient.

2.17    “Exchange Act” means the Securities Exchange Act of 1934 of the United States, as amended and the rules and regulations promulgated thereunder.

2.18    “Exercise Price” means the price per Share which a Participant may subscribe at on the exercise of an Award as determined by the Board in accordance with paragraph 11.6;

2.19    “Fair Market Value” means, as of any date, the value of Shares determined as follows:

(a)	If the Shares are listed on one or more established Share exchanges or national market systems, including without limitation, the Stock Exchange, The Nasdaq Stock Market LLC, The Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Share Market, its Fair Market Value shall be the closing sales price for such shares (or the closing bid, if no sales were reported) as quoted on the principal exchange or system on which the Shares are listed (as determined by the Committee) on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(b)	If the Shares are regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, its Fair Market Value shall be the closing sales price for such shares as quoted on such system or by such securities dealer on the date of determination, but if selling prices are not reported, the Fair Market Value of an Share shall be the mean between the high bid and low asked prices for the Shares on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(c)	In the absence of an established market for the Shares of the type described in (i) and (ii), above, the Fair Market Value thereof shall be determined by the Committee in good faith by reference to the placing price of the latest private placement of the Shares and the development of the Company’s business operations and the general economic and market conditions since such latest private placement.

2.20    “Global Offering” means the offering of Shares (subject to adjustment) in the share capital of the Company for subscription by the public in Hong Kong, and the offering of Shares in the capital of the Company (subject to adjustment and the Over-allotment Option (as defined in the Prospectus)) for subscription by institutional and professional investors (other than retail investors) in Hong Kong and outside the United States in offshore transactions as defined in and in accordance with Regulation S (as defined in the Prospectus), and in the United States, pursuant to Rule 144A or another exemption under the United States Securities Act of 1933;

2.21    “Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

2.22    “Incentive Share Option” means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

2.23    “Listing Rules” means the Rules Governing the Listing of Securities on the Stock Exchange.

2.24    “Macau” means the Macau Special Administrative Region of the PRC.

2.25    “Non-Qualified Share Option” means an Option that is not intended to be an Incentive Share Option.

2.26    “Offer Date” means in respect of an Award, the business day on which such Award is offered in writing to an eligible Participant.

2.27    “Option” means a right granted to a Participant pursuant to Article 7 to purchase a specified number of Shares at a specified price during specified time periods. An Option may be either an Incentive Share Option or a Non-Qualified Share Option.

2.28    “Participant” means a person who, as a member of the Board, Consultant or Employee, has been granted an Award pursuant to the Plan.

2.29    “Parent” means: (a) a parent corporation under Section 424(e) of the Code; (b) Melco International Development Limited or any Subsidiary thereof, or (c) Publishing and Broadcasting Limited or any Subsidiary thereof.

2.30    “Plan” means this Melco Crown Entertainment Limited Share Incentive Plan, as it may be amended from time to time.

2.31    “PRC” means the People’s Republic of China, other than Hong Kong, Macau and Taiwan.

2.32    “Prospectus” means the prospectus of the Company in respect of the Global Offering.

2.33    “Related Entity” means any business, corporation, partnership, limited liability company or other entity in which the Company, a Parent or Subsidiary of the Company holds a substantial ownership interest, directly or indirectly but which is not a Subsidiary and which the Board designates as a Related Entity for purposes of the Plan.

2.34    “Restricted Share” means a Share awarded to a Participant pursuant to Article 8 that is subject to certain restrictions and may be subject to risk of forfeiture.

2.35    “Restricted Share Unit” means an Award granted pursuant to paragraph 10.4.

2.36    “Securities Act” means the Securities Act of 1933 of the United States, as amended and the rules and regulations promulgated thereunder.

2.37    “Separation From Service” means a “separation from service” as defined in Section 409A(a)(2)(A)(i) of the Code and determined in accordance with the default provisions under Section 409A of the Code.

2.38    “Service Recipient” means the Company, any Parent or Subsidiary of the Company and any Related Entity to which a Participant provides services as an Employee, Consultant or as a Director.

2.39 “Share” means the ordinary share capital of the Company, par value US$0.01 per share, and such other securities of the Company that may be substituted for Shares pursuant to Article 12.

2.40    “Share Appreciation Right” or “SAR” means a right granted pursuant to Article 9 to receive a payment equal to the excess of the Fair Market Value of a specified number of Shares on the date the SAR is exercised over the Fair Market Value on the date the SAR was granted as set forth in the applicable Award Agreement.

2.41    “Share Payment” means (a) a payment in the form of Shares, or (b) an option or other right to purchase Shares, as part of any bonus, deferred compensation or other arrangement, made in lieu of all or any portion of the compensation, granted pursuant to Article 10.

2.42    “Specified Employee” means a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, determined under the uniform methodology and procedures adopted by the Company for purposes of identifying Specified Employees of the Company.

2.43    “Stock Exchange” means The Stock Exchange of Hong Kong Limited.

2.44    “Subsidiary” means any corporation or other entity of which a majority of the outstanding voting shares or voting power is beneficially owned directly or indirectly by the Company. For the purposes of determining eligibility for the grant of Incentive Share Options under the Plan, the term “Subsidiary” shall be defined in the manner required by Section 424(f) of the Code.

2.45    “Trading Date” means the first day on which Shares are publicly traded on an exchange or national market system or other quotation system.

ARTICLE 3

CONDITIONS

3.1    Prerequisite conditions. This Plan shall take effect subject to and is conditional upon:

(a)	the passing of the necessary resolutions by the shareholders of the Company in general meeting to approve and adopt the rules of this Plan;

(b)	the listing committee of the Stock Exchange granting the listing of, and permission to deal in, the Shares falling to be issued pursuant to the exercise of Options under this Plan;

(c)	the obligations of the Underwriters (as defined in the Prospectus) under the Underwriting Agreements (as defined in the Prospectus) becoming unconditional (including, if relevant, following the waiver(s) of any conditions by the Joint Global Coordinator(s) (as defined in the Prospectus) (acting for and on behalf of the Underwriters (as defined in the Prospectus)) and not being terminated in accordance with its terms or otherwise; and

(d)	the commencement of dealings in the Shares on the Stock Exchange.

3.2    Where conditions are not met. In the event that the conditions in paragraph 3.1 are not satisfied, this Plan shall have no effect whatsoever.

ARTICLE 4

AWARDS GRANTED UNDER THE PRECEDING SHARE INCENTIVE PLAN

4.1    Validity. As of the date this Plan becomes effective, Awards previously granted under the 2006 Share Incentive Plan shall remain subject to the terms and conditions of the 2006 Share Incentive Plan.

4.2    Survive. The 2006 Share Incentive Plan shall survive and be valid until its expiration date notwithstanding that this Plan has or has not become effective. All Awards granted under the 2006 Share Incentive Plan shall remain outstanding and be governed by the terms of such plan.

4.3    Awards granted after the Listing Date. Upon the completion of the Global Offering, no further Awards may be granted under the 2006 Share Incentive Plan. This Plan shall succeed the 2006 Share Incentive Plan, and Awards granted after such date shall be granted pursuant to and subject to the terms set out herein.

ARTICLE 5

SHARES SUBJECT TO THE PLAN

5.1    Number of Shares.

(a)	Subject to the provisions of Article 12 and paragraphs 5.1(c), 11.2 and 11.3, the maximum aggregate number of Shares which may be issued pursuant to all Awards under the Plan is 100,000,000 Shares (the “Plan Limit”).

(b)	If the Committee determines to offer Options to an eligible Participant which exceed the limit of one per cent. of Shares in issue within a 12-month period up to the date of grant, then (i) that grant shall be subject to (x) the issue of a circular by the Company to its shareholders which shall comply with Rules 17.03(4) and 17.06 of the Listing Rules and or such other requirements as prescribed under the Listing Rules, any Applicable Law or any exchange rule from time to time; and (y) the approval of the shareholders of the Company in general meeting at which that eligible Participant and his associates (as defined in the Listing Rules) shall abstain from voting; and (ii) unless provided otherwise in the Listing Rules, any Applicable Law or any exchange rule, the date of the Committee meeting at which the Committee resolves to grant the proposed Options to that eligible Participant shall be taken as the Offer Date for the purpose of calculating the Exercise Price.

(c)	To the extent that an Award terminates, expires, or lapses for any reason, any Shares subject to the Award shall again be available for the grant of an Award pursuant to the Plan. To the extent permitted by Applicable Law or any exchange rule, Shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form or combination by the Company or any Parent or Subsidiary of the Company shall not be counted against Shares available for grant pursuant to the Plan. Shares delivered by the Participant or withheld by the Company upon the exercise of any Award under the Plan, in payment of the exercise price thereof or tax withholding thereon, may again be optioned, granted or awarded hereunder, subject to the limitations of paragraph 5.1(a), If any Restricted Shares are forfeited by the Participant or repurchased by the Company, such Shares may again be optioned, granted or awarded hereunder, subject to the limitations of paragraph 5.1(a). Notwithstanding the provisions of this paragraph 5.1(c), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Share Option to fail to qualify as an Incentive Share Option.

5.2    Shares Distributed. Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares, treasury or Shares purchased on the open market. Additionally, in the discretion of the Committee, American Depository Shares in an amount equal to the number of Shares which otherwise would be distributed pursuant to an Award may be distributed in lieu of Shares in settlement of any Award. If the number of Shares represented by an American Depository Share is other than on a one-to-one basis, the limitations of paragraph 5.1 shall be adjusted to reflect the distribution of American Depository Shares in lieu of Shares.

ARTICLE 6

ELIGIBILITY AND PARTICIPATION

6.1    Eligibility. Persons eligible to participate in this Plan include Employees, Consultants, and all members of the Board, as determined by the Committee.

6.2    Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from among all eligible individuals, those to whom Awards shall be granted and shall determine the nature and amount of each Award. No individual shall have any right to be granted an Award pursuant to this Plan.

6.3    Connected persons.

(a)	If the Committee determines to offer to grant Options to a director, chief executive or substantial shareholder of the Company or any of their respective associates, such grant shall be subject to the approval by the independent non-executive directors on the Committee at the time of determination (and in the event that the Committee offers to grant Options to an independent non-executive director on the Committee at the time of determination, the vote of such independent non-executive director shall not be counted for the purposes of approving such grant and the alternate independent non-executive director not on the Committee at the time of determination shall vote in place of the relevant Participant).

(b)	If the Committee determines to offer to grant Options to a substantial shareholder or an independent non-executive director of the Company (or any of their respective associates) and that grant would result in the Shares issued and to be issued upon exercise of all Options already granted and to be granted (including Options exercised, cancelled and outstanding) to such person under this Plan and the other schemes in the 12-month period up to and including the Offer Date:

(i)	representing in aggregate over 0.1 per cent., or such other percentage as may be from time to time provided under the Listing Rules, of the Shares in issue on the Offer Date; and

(ii)	having an aggregate value, based on the official closing price of the Shares as stated in the daily quotation sheets of the Stock Exchange on the Offer Date, in excess of HK$5 million or such other sum as may be from time to time provided under the Listing Rules, such grant shall be subject to, in addition to the approval of the independent non-executive directors of the Company as referred to under paragraph 6.3(a), the issue of a circular by the Company to its shareholders and the approval of the shareholders of the Company in general meeting by way of a poll convened and held in accordance with the Company’s Memorandum of Association and Articles of Association at which all connected persons (as defined in the Listing Rules) of the Company shall abstain from voting in favor of the resolution concerning the grant of such Options at the general meeting, and/or such other requirements prescribed under the Listing Rules from time to time. Unless provided otherwise in the Listing Rules, the date of the Board meeting at which the Board proposes to grant the proposed Options to that eligible Participant shall be taken as the Offer Date for the purpose of calculating the Exercise Price.

(c)	The circular to be issued by the Company to its shareholders pursuant to paragraph 6.3(b) shall contain the following information:

(i)	the details of the number and terms (including the Exercise Price) of the Options to be granted to each eligible Participant which must be fixed before the shareholders’ meeting and the Offer Date (which shall be the date of the Board meeting at which the Committee proposes to grant the proposed Options to that eligible Participant);

(ii)	a recommendation from the independent non-executive directors of the Company (excluding any independent non-executive director who is the relevant Participant) to the independent shareholders of the Company as to voting;

(iii)	the information required under Rules 17.02(2)(c) and (d) and the disclaimer required under Rule 17.02(4) of the Listing Rules; and

(iv)	the information required under Rule 2.17 of the Listing Rules.

6.4    Jurisdictions. In order to assure the viability of Awards granted to Participants employed in various jurisdictions, the Committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy, or custom applicable in the jurisdiction in which the Participant resides or is employed. Moreover, the Committee may approve such supplements to, or amendments, restatements, or alternative versions of, the Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan as in effect for any other purpose; provided, however, that no such supplements, amendments, restatements, or alternative versions shall increase the share limitations contained in paragraph 3.1 of the Plan. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate any Applicable Laws.

ARTICLE 7

OPTIONS

7.1    General. Subject to the restrictions set out in paragraphs 5.1, 6.3 and 11, the Committee is authorized to grant Options to Participants on the following terms and conditions:

(a)	Exercise Price. The exercise price per Share subject to an Option shall be determined by the Committee in accordance with paragraph 11.6 and set forth in the Award Agreement.

(b)	Time and Conditions of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, including exercise prior to vesting; provided that the term of any Option granted under the Plan shall not exceed ten years, except as provided in paragraph 14.2. The Committee shall also determine the conditions, if any, that must be satisfied before all or part of an Option may be exercised.

(c)	Payment. The Committee shall determine the methods by which the Exercise Price of an Option may be paid, the form of payment, including, without limitation (i) cash or check denominated in U.S. Dollars, Hong Kong Dollars, or any other local currency as approved by the Committee, (ii) Shares held for such period of time as may be required by the Committee in order to avoid adverse financial accounting consequences and having a Fair Market Value on the date of delivery equal to the aggregate Exercise Price of the Option or exercised portion thereof, (iii) after the Trading Date the delivery of a notice that the Participant has placed a market sell order with a broker with respect to Shares then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option Exercise Price; provided that payment of such proceeds is then made to the Company upon settlement of such sale, and the methods by which Shares shall be delivered or deemed to be delivered to Participants, (iv) through net share settlement or similar procedure involving the withholding of Shares subject to the Option with a Fair Market Value equal to the Exercise Price, (v) other property acceptable to the Committee with a Fair Market Value equal to the Exercise Price, or (vi) by such other means as the Committee may authorize, or (vii) any combination of the foregoing. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a member of the Board or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to pay the Exercise Price of an Option in any method which would violate Section 13(k) of the Exchange Act.

(d)	Evidence of Grant. All Options shall be evidenced by an Award Agreement between the Company and the Participant. The Award Agreement shall include such additional provisions as may be specified by the Committee.

7.2    Incentive Share Options. Incentive Share Options shall be granted only to Employees of the Company, a Parent or Subsidiary of the Company. Incentive Share Options may not be granted to Employees of a Related Entity. The terms of any Incentive Share Options granted pursuant to the Plan, in addition to the requirements of paragraph 7.1, must comply with the provisions of Section 422 of the Code, or any successor provision thereto, including the following additional provisions of this paragraph 7.2:

(a)	Expiration of Option. An Incentive Share Option may not be exercised to any extent by anyone after the first to occur of the following events:

(i)	ten years from the date it is granted, unless an earlier time is set in the Award Agreement;

(ii)	three months after the Participant’s termination of employment as an Employee; and

(iii)	one year after the date of the Participant’s termination of employment or service on account of Disability or death. Upon the Participant’s Disability or death, any Incentive Share Options exercisable at the Participant’s Disability or death may be exercised by the Participant’s legal representative or representatives, by the person or persons entitled to do so pursuant to the Participant’s last will and testament, or, if the Participant fails to make testamentary disposition of such Incentive Share Option or dies intestate, by the person or persons entitled to receive the Incentive Share Option pursuant to the applicable laws of descent and distribution.

(b)	Individual Dollar Limitation. The aggregate Fair Market Value (determined as of the time the Option is granted) of all Shares with respect to which Incentive Share Options are first exercisable by a Participant in any calendar year may not exceed $100,000 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision. To the extent that Incentive Share Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Non-Qualified Share Options.

(c)	Ten Per cent. Owners. An Incentive Share Option shall be granted to any individual who, at the date of grant, owns Shares possessing more than ten per cent. of the total combined voting power of all classes of Shares of the Company only if such Option is granted at a price that is not less than 110% of Fair Market Value on the date of grant and the Option is exercisable for no more than five years from the date of grant.

(d)	Transfer Restriction. The Participant shall give the Company prompt notice of any disposition of Shares acquired by exercise of an Incentive Share Option within (i) two years from the date of grant of such Incentive Share Option; or (ii) one year after the transfer of such Shares to the Participant.

(e)	Expiration of Incentive Share Options. No Award of an Incentive Share Option may be made pursuant to this Plan after the tenth anniversary of the Effective Date.

(f)	Right to Exercise. During a Participant’s lifetime, an Incentive Share Option may be exercised only by the Participant.

7.3    Substitution of Share Appreciation Rights. The Committee may provide in the Award Agreement evidencing the grant of an Option that the Committee, in its sole discretion, shall have the right to substitute a Share Appreciation Right for such Option at any time prior to or upon exercise of such Option, provided that such Share Appreciation Right shall (i) be exercisable for the same number of shares of Share that such substituted Option would have been exercisable for; and (ii) shall have the same Exercise Price as such substituted Option.

ARTICLE 8

RESTRICTED SHARES

8.1    Grant of Restricted Shares. The Committee is authorized to make Awards of Restricted Shares to any Participant selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. All Awards of Restricted Shares shall be evidenced by an Award Agreement.

8.2    Issuance and Restrictions. Subject to paragraph 11.12, Restricted Shares shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Shares or the right to receive dividends on the Restricted Share). These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the Award or thereafter.

8.3    Forfeiture. Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of employment or service during the applicable restriction period, Restricted Shares that are at that time subject to restrictions shall be forfeited; provided, however, that, except as otherwise provided by paragraph 11.12, the Committee may (a) provide in any Restricted Share Award Agreement that restrictions or forfeiture conditions relating to Restricted Shares will be waived in whole or in part in the event of terminations resulting from specified causes, and (b) in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Shares.

8.4    Certificates for Restricted Shares. Restricted Shares granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Shares are registered in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Shares, and the Company may, at its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.

ARTICLE 9

SHARE APPRECIATION RIGHTS

9.1    Grant of Share Appreciation Rights.

(a)	A Share Appreciation Right may be granted to any Participant selected by the Committee. A Share Appreciation Right shall be subject to such terms and conditions not inconsistent with the Plan as the Committee shall impose and shall be evidenced by an Award Agreement. The Exercise Price per share of Shares covered by a Share Appreciation Right shall be fixed by the Committee in accordance with paragraph 11.6 and set forth in the Award Agreement.

(b)	A Share Appreciation Right shall entitle the Participant (or other person entitled to exercise the Share Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Share Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the Exercise Price per share of the Share Appreciation Right from the Fair Market Value of a Share on the date of exercise of the Share Appreciation Right by the number of Shares with respect to which the Share Appreciation Right shall have been exercised, subject to any limitations the Committee may impose.

(c)	The Committee shall determine the time or times at which a Share Appreciation Right may be exercised in whole or in part; provided that the term of any Share Appreciation Right granted under the Plan shall not exceed ten years, except as provided in paragraph 14.2. The Committee shall also determine the conditions, if any, that must be satisfied before all or part of a Share Appreciation Right may be exercised.

(d)	The Committee may provide in the Award Agreement evidencing the grant of a Share Appreciation Right that the Committee, in its sole discretion, shall have the right to substitute an Option for such Share Appreciation Right at any time prior to or upon exercise of such Share Appreciation Right, provided that such Option shall (i) be exercisable for the same number of Shares that such substituted Share Appreciation Right would have been exercisable for and (ii) shall have the same Exercise Price as such substituted Share Appreciation Right.

9.2    Payment and Limitations on Exercise.

(a)	Payment of the amounts determined under paragraph 9.1(b) above shall be in cash, in Shares (based on its Fair Market Value as of the date the Share Appreciation Right is exercised) or a combination of both, as determined by the Committee in the Award Agreement.

(b)	To the extent any payment under paragraph 9.1(b) is effected in Shares it shall be made subject to satisfaction of all provisions of Article 7 above pertaining to Options.

ARTICLE 10

OTHER TYPES OF AWARDS

10.1    Dividend Equivalents. Any Participant selected by the Committee may be granted Dividend Equivalents based on the dividends declared on the Shares that are subject to any Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or expires, as determined by the Committee. Such Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Committee; provided, however, that the terms of any reinvestment of dividends must comply with all applicable laws, rules and regulations, including, without limitation, Section 409A of the Code.

10.2    Share Payments. Any Participant selected by the Committee may receive Share Payments in the manner determined from time to time by the Committee; provided, that unless otherwise determined by the Committee such Share Payments shall be made in lieu of base salary, bonus, or other cash compensation otherwise payable to such Participant. The number of Shares shall be determined by the Committee and may be based upon the such performance criteria or other specific criteria determined appropriate by the Committee, determined on the date such Share Payment is made or on any date thereafter.

10.3    Deferred Shares. Any Participant selected by the Committee may be granted an award of Deferred Shares in the manner determined from time to time by the Committee. The number of shares of Deferred Shares shall be determined by the Committee and may be linked to such specific criteria determined to be appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. Shares underlying a Deferred Share award will not be issued until the Deferred Share award has vested, pursuant to a vesting schedule or criteria set by the Committee. Unless otherwise provided by the Committee, a Participant awarded Deferred Shares shall have no rights as a Company’s shareholder with respect to such Deferred Shares until such time as the Deferred Share Award has vested and the Shares underlying the Deferred Share Award has been issued.

10.4    Restricted Share Units. The Committee is authorized to make Awards of Restricted Share Units to any Participant selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. At the time of grant, the Committee shall specify the date or dates on which the Restricted Share Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate. At the time of grant, the Committee shall specify the maturity date applicable to each grant of Restricted Share Units which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the Participant. On the maturity date, the Company shall transfer to the Participant one unrestricted, fully transferable Share for each Restricted Share Unit scheduled to be paid out on such date and not previously forfeited. The Committee shall specify the purchase price, if any, to be paid by the Participant to the Company for such Shares.

10.5    Term. Except as otherwise provided herein, the term of any Award of Dividend Equivalents, Share Payments, Deferred Share, or Restricted Share Units shall be set by the Committee in its discretion.

10.6    Exercise or Purchase Price. The Committee may establish the exercise or purchase price, if any, of any Award of Deferred Share, Share Payments or Restricted Share Units; provided, however, that such price shall not be less than the par value of a Share, unless otherwise permitted by Applicable Law.

10.7    Exercise Upon Termination of Employment or Service. An Award of Dividend Equivalents, Deferred Share, Share Payments, and Restricted Share Units shall only be exercisable or payable while the Participant is an Employee, Consultant or a member of the Board, as applicable; provided, however, that the Committee in its sole and absolute discretion may provide that an Award of Dividend Equivalents, Share Payments, Deferred Share, or Restricted Share Units may be exercised or paid subsequent to a termination of employment or service, as applicable, or following a Change of Control of the Company, or because of the Participant’s retirement, death or Disability, or otherwise.

10.8    Form of Payment. Payments with respect to any Awards granted under this Article 10 shall be made in cash, in Shares or a combination of both, as determined by the Committee.

10.9    Award Agreement. All Awards under this Article 10 shall be subject to such additional terms and conditions as determined by the Committee and shall be evidenced by an Award Agreement.

ARTICLE 11

PROVISIONS APPLICABLE TO AWARDS

11.1    Maximum number of Shares. Subject to the provisions of Article 12, paragraphs 5.1(c), 11.2 and 11.3, the maximum aggregate number of Shares which may be issued pursuant to all Awards under the Plan is 100,000,000 Shares.

11.2    Circular. Subject to paragraph 11.4, the issue of a circular by the Company which complies with Rules 17.03(3) and 17.06 of the Listing Rules and the approval of the shareholders of the Company in general meeting and/or such other requirements prescribed under the Listing Rules from time to time, where applicable, the Plan Limit may be increased from time to time, but not more than 10 per cent. of the Shares in issue (the “New Plan Limit”) as at the date of such shareholders’ approval (the “New Approval Date”). Thereafter, as at the Offer Date of any proposed grant of Awards, the maximum number of Shares in respect of which Awards may be granted is the New Plan Limit less the aggregate of the following Shares as at that Offer Date:

(a)	the number of Shares which would be issued on the exercise in full of the Awards and awards under the other schemes granted on or after the New Approval Date but not cancelled, lapsed or exercised;

(b)	the number of Shares which have been issued and allotted pursuant to the exercise of any Awards or awards under the other schemes granted on or after the New Approval Date; and

(c)	the number of cancelled Shares, the subject of Awards or awards under the other schemes granted on or after the New Approval Date.

11.3    Exceeding the Plan Limit. Subject to paragraph 11.4, the issue of a circular by the Company to its shareholders and the approval of the shareholders of the Company in general meeting in compliance with Rules 17.03(3) and 17.06 of the Listing Rules and/or such other requirements prescribed under the Listing Rules from time to time, where applicable, the Committee may grant Awards exceeding the Plan Limit to eligible Participants specifically identified by the Committee.

11.4    Maximum limit. Any increase in the Plan Limit pursuant to paragraphs 11.2 or 11.3 shall in no event result in the number of Shares which may be issued upon exercise of all outstanding Awards granted and yet to be exercised under this Plan and the other schemes exceeding 30 per cent. of the Shares in issue from time to time.

11.5    Adjustment of the Plan Limit. The Plan Limit referred to in paragraph 11.2 (or as increased in accordance with paragraphs 11.2 and/or 11.3, as the case may be) shall be adjusted, in such manner as the Auditors or the approved independent financial adviser shall certify to be appropriate, fair and reasonable in the event of any alteration in the capital structure of the Company in accordance with Article 12 whether by way of capitalization issue, rights issue, sub-division or consolidation of Shares or reduction of share capital of the Company but in any event shall not exceed the limit prescribed in paragraph 11.4.

11.6    Exercise Price. The exercise price in relation to each Option and Share Appreciation Right offered to an eligible Participant shall, subject to the adjustments referred to in Article 12, be determined by the Committee in its absolute discretion but in any event shall not be less than the highest of:

(a)	the official closing price of the Shares as stated in the daily quotation sheets of the Stock Exchange on the Offer Date;

(b)	the average of the official closing price of the Shares as stated in the daily quotation sheets of the Stock Exchange for the 5 business days immediately preceding the Offer Date; and

(c)	the nominal value of a Share,

provided that for the purpose of determining the exercise price where the Shares have been listed on the Stock Exchange for less than 5 business days preceding the Offer Date, the issue price of the Shares in connection with such listing shall be deemed to be the closing price of the Shares for each business day falling within the period before the listing of the Shares on the Stock Exchange.

11.7    Exercise of Options. Subject as hereinafter provided and notwithstanding paragraph 7.2, an Option may be exercised by a Participant at any time or times during its term provided that:

(a)	in the event of the Participant ceasing to be eligible for any reason other than on his death, ill-health, injury, disability or the termination of his relationship with the Company and/or any of the Subsidiaries on one or more of the grounds specified in paragraph 14.3(e), the Participant may exercise the Option up to his entitlement at the date of cessation of being eligible (to the extent not already exercised) within the period of one month (or such longer period as the Committee may determine) following the date of such cessation (which date shall be, in relation to a Participant who is eligible by reason of his employment with the Company or any of the Subsidiaries, the last actual working day with the Company or the relevant Subsidiary whether salary is paid in lieu of notice or not), and where applicable, paragraph 10.7 may take effect. In no event shall the Options be exercisable beyond the expiry date;

(b)	in the case of the Participant ceasing to be eligible by reason of death, ill-health, injury or disability (all evidenced to the satisfaction of the Committee) and none of the events which would be a ground for termination of his relationship with the Company and/or any of the Subsidiaries under paragraph 14.3(e) has occurred, the Participant or the beneficiary(ies) of the Participant shall be entitled within a period of 12 months (or such longer period as the Committee may determine) from the date of cessation of being eligible or death to exercise the Option in full (to the extent not already exercised). In no event shall the Options be exercisable beyond the expiry date;

(c)	in the event of a Change in Control, paragraph 12.2 shall take effect; and

(d)	In the event of a Corporate Transaction, paragraph 12.3 shall take effect.

11.8    Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the discretion of the Committee, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

11.9    Award Agreement. Awards under the Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each Award which may include the term of an Award, the provisions applicable in the event the Participant’s employment or service terminates, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award.

11.10    Limits on Transfer. No right or interest of a Participant in any Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or a Subsidiary, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or a Subsidiary. Except as otherwise provided by the Committee, no Award shall be assigned, transferred, or otherwise disposed of by a Participant other than by will or the laws of descent and distribution. The Committee by express provision in the Award or an amendment thereto may permit an Award (other than an Incentive Share Option) to be transferred to, exercised by and paid to certain persons or entities related to the Participant, including but not limited to members of the Participant’s family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the Participant’s family and/or charitable institutions, or to such other persons or entities as may be expressly approved by the Committee, pursuant to such conditions and procedures as the Committee may establish. Any permitted transfer shall be subject to the condition that the Committee receive evidence satisfactory to it that the transfer is being made for estate and/or tax planning purposes (or to a “blind trust” in connection with the Participant’s termination of employment or service with the Company or a Subsidiary to assume a position with a governmental, charitable, educational or similar non-profit institution) and on a basis consistent with the Company’s lawful issue of securities. Any breach of the foregoing shall entitle the Company to cancel any outstanding Awards or any part thereof granted to such Participant.

11.11    Restriction on time of grant. For so long as the Shares are listed on the Stock Exchange, the Committee shall not grant any Awards after a price-sensitive event has occurred or a price-sensitive matter has been the subject of a decision until such price-sensitive information has been announced pursuant to the requirements of the Listing Rules. In particular, no Awards shall be granted during the period commencing one month immediately preceding the earlier of:

(a)	the date of the Board or Board committee meeting (as such date is first notified to the Stock Exchange in accordance with the Listing Rules) for the approval of the Company’s annual results, half-year, quarterly or any other interim period (whether or not required under the Listing Rules); and

(b)	the deadline for the Company to publish an announcement of results for (i) any year or half-year period in accordance with the Listing Rules, and (ii) the deadline, if any, where the Company has elected to publish them, any quarterly or any other interim period, and ending on the actual date of publication of the results for such year, half year, quarterly or interim period (as the case may be).

11.12    Restriction on time of grant for Directors. For so long as the Shares are listed on the Stock Exchange, no Awards shall be granted to a Director:

(a)	during the period of 60 days immediately preceding the publication date of the annual results or, if shorter, the period from the end of the relevant financial year up to the publication date of the results; and

(b)	during the period of 30 days immediately preceding the publication date of the quarterly results (if any) and half-year results or, if shorter, the period from the end of the relevant quarterly or half-year period up to the publication date of the results.

11.13    Beneficiaries. Notwithstanding paragraph 11.10, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If the Participant is married and resides in a community property jurisdiction, a designation of a person other than the Participant’s spouse as his or her beneficiary with respect to more than 50% of the Participant’s interest in the Award shall not be effective without the prior written consent of the Participant’s spouse. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee.

11.14    Share Certificates. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing shares of Share pursuant to the exercise of any Award, unless and until the Board has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all Applicable Laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the Shares are listed or traded. The Committee may require each Participant purchasing or acquiring Shares pursuant to an Award under the Plan to represent to and agree with the Company in writing that such person is acquiring the Shares for investment and proprietary purposes. All Share certificates delivered pursuant to the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state, or foreign jurisdiction, securities or other laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Shares are listed, quoted, or traded. The Committee may place legends on any Share certificate to reference restrictions applicable to the Share. In addition to the terms and conditions provided herein, the Board may require that a Participant make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements. The Committee shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Committee.

11.15    Paperless Administration. Subject to Applicable Laws, the Committee may make Awards, provide applicable disclosure and procedures for exercise of Awards by an internet website or interactive voice response system for the paperless administration of Awards.

11.16    Foreign Currency. A Participant may be required to provide evidence that any currency used to pay the exercise price of any Award were acquired and taken out of the jurisdiction in which the Participant resides in accordance with Applicable Laws, including foreign exchange control laws and regulations.

ARTICLE 12

CHANGES IN CAPITAL STRUCTURE

12.1    Adjustments. In the event of any extraordinary dividend, share split, combination or exchange of Shares, amalgamation, arrangement or consolidation, spin-off, recapitalization , reorganization, partial or complete liquidation, reclassification, merger, consolidation, separation, split-up, spin-off, combination, exchange of Shares, warrants or rights offering to purchase Shares at a price substantially below Fair Market Value or other distribution (other than normal cash dividends) of Company assets to its shareholders, or any other change affecting the shares of Shares or the share price of a Share, the Committee shall make proportionate and equitable adjustments to reflect such change with respect to (a) the aggregate number and type of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in paragraph 3.1); (b) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (c) the grant price or exercise price per Share for any outstanding Awards under the Plan, in order to preserve, but not increase, the benefits or potential benefits intended to be made available under the Plan. Any such adjustments shall be made in such manner as the Committee may determine in its discretion.

12.2    Acceleration upon a Change of Control. Except as may otherwise be provided in any Award Agreement or any other written agreement entered into by and between the Company and a Participant, if a Change of Control occurs and a Participant’s Awards are not converted, assumed, or replaced by a successor, such Awards shall become fully exercisable and all forfeiture restrictions on such Awards shall lapse. Upon, or in anticipation of, a Change of Control, the Committee may in its sole discretion provide for (i) any and all Awards outstanding hereunder to terminate at a specific time in the future and shall give each Participant the right to exercise such Awards during a period of time as the Committee shall determine, (ii) either the purchase of any Award for an amount of cash equal to the amount that could have been attained upon the exercise of such Award or realization of the Participant’s rights had such Award been currently exercisable or payable or fully vested (and, for the avoidance of doubt, if as of such date the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment), or (iii) the replacement of such Award with other rights or property selected by the Committee in its sole discretion the assumption of or substitution of such Award by the successor or surviving corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of Shares and prices.

12.3    Outstanding Awards – Corporate Transactions. In the event of a Corporate Transaction, each Award will terminate upon the consummation of the Corporate Transaction, unless the Award is assumed by the successor entity or Parent thereof in connection with the Corporate Transaction. Except as provided otherwise in an individual Award Agreement, in the event of a Corporate Transaction and:

(a)	the Award either is (i) assumed by the successor entity or Parent thereof or replaced with a comparable Award (as determined by the Committee) with respect to shares of the capital stock of the successor entity or Parent thereof or (ii) replaced with a cash incentive program of the successor entity which preserves the compensation element of such Award existing at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to such Award, then such Award (if assumed), the replacement Award (if replaced), or the cash incentive program automatically shall become fully vested, exercisable and payable and be released from any restrictions on transfer (other than transfer restrictions applicable to Awards) and repurchase or forfeiture rights, immediately upon termination of the Participant’s employment or service with all Service Recipient within twelve (12) months of the Corporate Transaction without cause; and

(b)	For each Award that is neither assumed nor replaced, such portion of the Award shall automatically become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at Fair Market Value) for all of the Shares at the time represented by such portion of the Award, immediately prior to the specified effective date of such Corporate Transaction, provided that the Participant remains an Employee, Consultant or Director on the effective date of the Corporate Transaction.

12.4    Outstanding Awards – Other Changes. In the event of any other change in the capitalization of the Company or corporate change other than those specifically referred to in this Article 12, the Committee may, in its absolute discretion, make such adjustments in the number and class of shares subject to Awards outstanding on the date on which such change occurs and in the per share grant price or exercise price of each Award as the Committee may consider appropriate to prevent dilution or enlargement of rights.

12.5    No Other Rights. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of Shares of any class, the payment of any dividend, any increase or decrease in the number of shares of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Committee under the Plan, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares subject to an Award or the grant price or exercise price of any Award.

ARTICLE 13

ADMINISTRATION

13.1    Committee. The Plan shall be administered by the Compensation Committee of the Board. Reference to the Committee shall refer to the Board if the Compensation Committee does not yet exist or ceases to exist and the Board does not appoint a successor Committee. Notwithstanding the foregoing, the full Board, acting by majority of its members in office shall conduct the general administration of the Plan if required by Applicable Law, and with respect to Awards granted to Independent Directors and for purposes of such Awards the term “Committee” as used in the Plan shall be deemed to refer to the Board.

13.2    Action by the Committee. A majority of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by a majority of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

13.3    Authority of Committee. Subject to any specific designation in the Plan, the Committee has the exclusive power, authority and discretion to:

(a)	designate Participants to receive Awards;

(b)	determine the type or types of Awards to be granted to each Participant;

(c)	determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(d)	determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any minimum period for which the Award must be held for before it can be exercised, any performance targets which must be achieved before an Award can be exercised, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Committee in its sole discretion determines;

(e)	determine whether, to what extent, and pursuant to what circumstances and amount an Award may be settled in, or the exercise price of an Award may be paid in, cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f)	prescribe the form of each Award Agreement, which need not be identical for each Participant;

(g)	decide all other matters that must be determined in connection with an Award;

(h)	establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(i)	interpret the terms of, and any matter arising pursuant to, the Plan or any Award Agreement;

(j)	vary the terms of Awards to take account of tax and securities law and other regulatory requirements or to procure favorable tax treatment for Participants;

(k)	correct any defects, supply any omission or reconcile any inconsistency in any Award Agreement or the Plan; and

(l)	make all factual and other decisions and determinations that may be required pursuant to the Plan or as the Committee deems necessary or advisable to administer the Plan.

13.4    Decisions Binding. The Committee’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Award Agreement and all decisions and determinations by the Committee with respect to the Plan (a) shall be made in the Committee’s sole discretion and (b) are final, binding, and conclusive for all purposes and upon all parties.

ARTICLE 14

EFFECTIVE AND EXPIRATION DATE

14.1    Effective Date. The Plan is effective as of the date the Plan is approved by the Company’s shareholders and the conditions in Article 3 becomes unconditional (the “Effective Date”).

14.2    Expiration Date. The Plan will expire on, and no Award may be granted pursuant to the Plan after, the tenth anniversary of the Effective Date. Any Awards that are outstanding on the tenth anniversary of the Effective Date shall remain in force according to the terms of the Plan and the applicable Award Agreement.

14.3    Lapse of Option. An Option shall lapse automatically and not be exercisable (to the extent not already exercised) on the earliest of:

(a)	the expiry date relevant to that Option;

(b)	the expiry of any of the periods referred to in paragraph 11.7 (a), (b), (c), or (d);

(c)	the date on which the Corporate Transaction of the Company referred to in paragraph 11.7(d) becomes effective;

(d)	the date of commencement of the winding-up of the Company (as determined in accordance with the Companies Law (as amended) of the Cayman Islands);

(e)	the date on which the Participant ceases to be eligible by reason of the termination of his relationship with the Company and/or any of the Subsidiaries on any one or more of the grounds that he has been guilty of serious misconduct or has been convicted of any criminal offense involving his integrity or honesty or in relation to an employee of the Company and/or any of the Subsidiaries (if so determined by the Committee) on any other ground on which an employer would be entitled to terminate his employment at common law or pursuant to any applicable laws or under the Participant’s service contract with the Company or the relevant Subsidiary. A resolution of the Board or the board of directors of the relevant Subsidiary to the effect that the relationship of a Participant has or has not been terminated on one or more of the grounds specified in this paragraph shall be conclusive; and

(f)	the date on which the Committee shall exercise the Company’s right to cancel the Option at any time after the Participant commits a breach of paragraph 11.10 or the Awards are cancelled in accordance with Article 16.

ARTICLE 15

AMENDMENT, MODIFICATION, AND TERMINATION

15.1    Amendment, Modification, and Termination. Subject to Applicable Laws, with the approval of the Board, at any time and from time to time, the Committee may terminate, amend or modify the Plan; provided, however, that (a) to the extent necessary and desirable to comply with any applicable law, regulation, or stock exchange rule, the Company shall obtain shareholder approval of any Plan amendment in such a manner and to such a degree as required, (b) shareholder approval is required for any amendment to the Plan that (i) increases the number of Shares available under the Plan (other than any adjustment as provided by Article 12), (ii) permits the Committee to grant Options with an Exercise Price that is below Fair Market Value on the date of grant, or (iii) results in a material increase in benefits or a change in eligibility requirements, and (c) the amended terms of this Plan or the Options shall remain in compliance with Chapter 17 of the Listing Rules and no alteration shall operate to affect adversely the terms of issue of any Option granted or agreed to be granted prior to such alteration or to reduce the proportion of the equity capital to which any person was entitled pursuant to such Option prior to such alteration.

15.2    Awards Previously Granted. Except with respect to amendments made pursuant to paragraph 15.1, no termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted pursuant to the Plan and other previous plans without the prior written consent of the Participant.

ARTICLE 16

CANCELLATION OF OPTIONS

16.1    Options Granted but not Exercised. Any cancellation of Options granted but not exercised must be approved by the Participants of the relevant Options in writing. For the avoidance of doubt, such approval is not required in the event any Option is cancelled pursuant to paragraph 11.10. Where the Company cancels Options, the grant of new Options to the same Participant may only be made under this Plan within the limits set out in paragraphs 5.1, 11.1 and 11.2.

ARTICLE 17

DISCLOSURE IN ANNUAL AND INTERIM REPORTS

17.1    Disclosure. The Board shall procure that details of this Plan and other share incentive schemes of the Company and its Subsidiaries are disclosed in the annual reports and interim reports of the Company in compliance with the Listing Rules and other Applicable Laws in force from time to time.

ARTICLE 18

GENERAL PROVISIONS

18.1    No Rights to Awards. No Participant, employee, or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Committee is obligated to treat Participants, employees, and other persons uniformly.

18.2    No Shareholders Rights. No Award gives the Participant any of the rights of a Shareholder of the Company unless and until Shares are in fact issued to such person in connection with such Award.

18.3    Taxes. No Shares shall be delivered under the Plan to any Participant until such Participant has made arrangements acceptable to the Committee for the satisfaction of any income and employment tax withholding obligations under Applicable Laws, including without limitation the Macau, Hong Kong or PRC tax laws, rules, regulations and government orders or the U.S. Federal, state or local tax laws, as applicable. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s payroll tax obligations) required by law to be withheld with respect to any taxable event concerning a Participant arising as a result of this Plan. The Committee may in its discretion and in satisfaction of the foregoing requirement allow a Participant to elect to have the Company withhold Shares otherwise issuable under an Award (or allow the return of Shares) having a Fair Market Value equal to the sums required to be withheld. Notwithstanding any other provision of the Plan, the number of Shares which may be withheld with respect to the issuance, vesting, exercise or payment of any Award (or which may be repurchased from the Participant of such Award after such Shares were acquired by the Participant from the Company) in order to satisfy the Participant’s federal, state, local and foreign income and payroll tax liabilities with respect to the issuance, vesting, exercise or payment of the Award shall, unless specifically approved by the Committee, be limited to the number of Shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income.

18.4    Section 409A of the Code.

(a)	Notwithstanding any contrary provision in the Plan or an Award Agreement, if any provision of the Plan or an Award Agreement contravenes any regulations or guidance promulgated under Section 409A of the Code or would cause an Award to be subject to additional taxes, accelerated taxation, interest and/or penalties under Section 409A of the Code, such provision of the Plan or Award Agreement may be modified by the Committee without consent of the Participant in any manner the Committee deems reasonable or necessary. In making such modifications the Committee shall attempt, but shall not be obligated, to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A of the Code. Moreover, any discretionary authority that the Committee may have pursuant to the Plan shall not be applicable to an Award that is subject to Section 409A of the Code to the extent such discretionary authority would contravene Section 409A of the Code or the guidance promulgated thereunder.

(b)	Notwithstanding any provision of the Plan or an Award Agreement to the contrary, if, upon the termination of a Participant’s employment with the Company for any reason, the Company determines that the Participant is a Specified Employee, no payments shall be made with respect to an Award that is subject to Section 409A of the Code before the date that is the first business day following the six-month anniversary of the Participant’s Separation From Service for any reason, or if earlier, upon the Participant’s death. The provisions of this Section 18.4(b) shall only apply if required pursuant to Section 409A of the Code.

18.5    No Right to Employment or Services. Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Service Recipient to terminate any Participant’s employment or services at any time, nor confer upon any Participant any right to continue in the employ or service of any Service Recipient.

18.6    Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

18.7    Indemnification. To the extent allowable pursuant to applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Memorandum of Association and Articles of Association, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

18.8    Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits pursuant to any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

18.9    Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

18.10    Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

18.11    Fractional Shares. No fractional shares of Share shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up or down as appropriate.

18.12    Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

18.13    Government and Other Regulations. The obligation of the Company to make payment of awards in Share or otherwise shall be subject to all Applicable Laws, rules, and regulations, and to such approvals by government agencies as may be required. The Company shall be under no obligation to register any of the Shares paid pursuant to the Plan under the Securities Act or any other similar law in any applicable jurisdiction. If the Shares paid pursuant to the Plan may in certain circumstances be exempt from registration pursuant to the Securities Actor other Applicable Laws the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption.

18.14    Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of Hong Kong.